EXHIBIT 10.4

SEVERANCE AGREEMENT AND RELEASE DATED APRIL 14, 2006 WITH
MARIO CIAMPI.

Exhibit 10.4

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made this 14th day of April, 2006 between Mario Ciampi (the “Employee”) and The Children’s Place Services Company, LLC, its parent and its direct and indirect affiliated corporations and other entities (collectively, the “Company”).

1.             Termination of Employment. The parties agree that the Employee’s employment with the Company shall terminate effective April 30, 2006 (the “Separation Date”).

2.             Separation Payments and Options.

(a)           In consideration for entering into this Agreement, the Company shall pay to the Employee the sum of Five Hundred Ten Thousand Dollars ($510,000), less legally required payroll deductions (the “Separation Payment”), which sum shall be paid to Employee in accordance with the Company’s regular payroll practices in twenty-six bi-weekly installments commencing the first pay period following the Separation Date. Notwithstanding the above, the final separation payment under this Section 2 shall be made on or before April 13, 2007.

(b)           The Company also agrees that the Transfer Restrictions under The Children’s Place Retail Stores, Inc. Transfer Restriction Agreement dated January 27, 2006 (the “Transfer Restriction Agreement”) shall lapse with respect to the Employee’s vested options to acquire 30,400 shares of the Company at the strike prices set forth in Exhibit A, upon execution of this Agreement.

(c)           The Company agrees that a total of 10,000 unvested stock options in the Company’s common stock at a strike price of $37.655, scheduled to vest on April 29, 2007, shall be accelerated to vest on April 27, 2006. All other unvested stock options as of the Separation Date shall be null and void. The Employee shall have a period of ninety (90) days from the Separation Date to exercise all vested but unexercised stock options, if applicable, after which time all such unexercised stock options shall expire.

(d)           The Company represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement exceeds the amount the Employee would ordinarily be entitled to upon termination of the Employee’s employment.

3.             Other Benefits. Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date, except as follows:

(a)           In the event that the Employee elects to continue medical, dental, and vision benefits through COBRA, the Company agrees to waive the applicable premium cost that Employee would otherwise be required to pay for continuation of the existing group health coverage provided to him and his family under Employer’s medical and dental plans for a period of twelve (12) months or the date Employee commences full-time employment with another company that provides health benefits to Employee and his family which are comparable in coverage and benefits to the medical, dental and vision available to Employee and his family through COBRA, whichever date is sooner.

(b)           The parties acknowledge that the Company is currently the lessee on a residence located in La Canada, California in which the Employee and his family currently resides. The Company agrees that Employee and his family shall be permitted to continue to reside in such residence and the Company will continue to pay the costs associated with the lease, including utilities charges, through June 30, 2006. Employee and his family shall vacate such premises not later than June 30, 2006. In addition, the Company agrees that any amounts paid by the Company pursuant to this Section 3(b) that is reported as income to the Employee shall be subject to a gross up of forty (40%) percent.

(c)           The Company agrees to reimburse the Employee for all reasonable costs incurred by Employee, upon presentation of signed, itemized accounts or receipts of such expenditures, for Employee and his family to relocate from California to New York, which amount shall not exceed Twenty Thousand Dollars ($20,000), provided that Employee and his family relocate to New York not later than April 28, 2007.

(d)           The Company agrees that, through June 30, 2006, Employee’s personal mail, emails and telephone calls shall be re-directed to a mail, email address and telephone number as instructed by Employee.

(e)           The Company agrees that Employee will be entitled to a lifetime employee discount at all Children’s Place and Disney Stores.

4.             Return of Company Property. The Company agrees that Employee shall retain his blackberry and laptop computer, provided that they shall each be scrubbed of any Company information. The Employee agrees to return to the Company all other Company property, including keys, locks, documents, records, identification cards, computer equipment, credit cards, and other materials and property of any type whatsoever that is the property of the Company. Such property shall be returned not later than the Separation Date.

5.             Removal from Company Positions and Indemnification. The Company agrees that as of the Separation Date the Employee shall be removed from all positions held on behalf of the Company, its parents, subsidiaries and affiliated companies and any other related entities including, but not limited to, officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officer liability insurance and coverage maintained by Employer, in accordance with the terms of such policy.

6.             Consultation with Counsel and Voluntariness of Agreement.

(a)           The Employee acknowledges that the Company has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b)           The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c)           The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Company within such period. It is specifically understood that this Agreement shall not be effective or enforceable until the seven-day revocation period has expired.

7.             Confidentiality of Agreement; Non-Disparagement. The Employee agrees not to disclose the terms and conditions of this Agreement to any person or entity, except (a) to comply with this Agreement; (b) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law. The Employee agrees that the Employee will not publicly or privately disparage the Company or The Walt Disney Company or any of their respective properties, products, services, affiliates, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. The Company agrees that the Company’s Chief Executive Officer, Ezra Dabah, will not publicly or privately disparage the Employee.

8.             Confidential and Proprietary Information; Work Product.

(a)           The Employee acknowledges that the Employee may possess certain confidential information, property or trade secrets of the Company (“Confidential Information”) which would damage the Company if disclosed or used by the Employee. Accordingly, the Employee acknowledges a continuing duty of confidentiality to the Company and agrees that the Employee will not use or disclose Confidential Information to any person or entity or use the Confidential Information in any way. Confidential information shall include, but shall not be limited to, any of the following categories of documents that the Company identifies and protects internally as confidential information: (i) documentation or data contained in any files or any other records the Company may maintain; ii) statements regarding any matters made by any employees, officers, agents, representatives or attorneys of the Company at any meeting attended by the Employee or which the Employee may have heard or obtained knowledge of which may result in any detriment to the Company; (iii) actions taken or contemplated by the Company with respect to any of its operations, assets or employees; (iv) policies, practices, programs or plans contemplated, initiated or effectuated by the Company; (v) information obtained by the employee on behalf of the Company from The Walt Disney Company, its affiliates or representatives; and (vi) any other information, records or data of a private nature to the Company. Confidential Information shall not include information which is then in the public domain (so long as the Employee did not, directly or indirectly, cause or permit such information to enter the public domain). Notwithstanding the foregoing, nothing contained in this Paragraph 8 shall prevent Employee from disclosing Confidential Information if compelled to do so by legal process; provided, that Employee immediately notifies Employer if disclosure of Confidential Information is required by court order or other legal process to allow

Employer sufficient time to obtain a protective order or otherwise obtain the fullest protection permitted by applicable law. In addition, notwithstanding the foregoing, nothing contained in this Section 8 shall serve as a restraint or limitation upon the Employee from exercising the Employee’s general knowledge and expertise in the Employee’s field or from earning a livelihood in said field, so long as the Employee complies with the foregoing restrictions.

(b)           Employee agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during his employment by the Company that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by Employee on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Employee hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, Employee agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, Employee refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

9.             Non-Solicitation and Non-Interference With Business Operations. The Employee agrees that, for a period of one (1) year following the Separation Date, the Employee will not:

(a)           Directly or indirectly employ, solicit or entice away any director, officer or employee of the Company or any of its affiliated companies;

(b)           Take any action to diminish, directly or indirectly, the goodwill of the Company or any of its affiliated companies, or induce or attempt to induce any person or entity known by the Employee to be a current employee, distributor, source, supplier, customer, or contractor of the Employee to sever or decrease the activity of any relationship with the Company; or

(c)           Use the name of the Company or its subsidiaries in the conduct of any business activities or for Employee’s personal use without the prior written consent of the Company.

(d)           Take any action that could cause the Company to be in breach of the License and Business Conduct Agreement dated as of November 21, 2004, by and among TDS Franchising, LLC, The Disney Store, LLC and The Disney Store (Canada) Ltd.

10.           Injunctive Relief. Employee acknowledges that a breach of any of the terms set forth in Section 7, 8 or 9 of this Agreement shall result in an irreparable and continuing harm to the Employer for which there shall be no adequate remedy of law. The Employer shall, without posting a bond, be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Employer in connection with Section 7, 8 or 9 of this Agreement.

11.           Confirmation of Employment. The Company shall, if called upon, confirm the Employee’s dates of employment and position with the Company.

12.           Violation of Terms. Should the Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to the Company (including without limitation injunctive relief), the Employee immediately shall return to the Company all monies paid to the Employee pursuant to this Agreement. Should the Company violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation.

13.           Cooperation. Upon reasonable notice, Employee shall furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in the orderly transfer of his responsibilities to other Company employees or in connection with any litigation in which the Company is or may be a party.

14.           Release.

(a)           In exchange for the consideration set forth in this Agreement, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Company, as well as the Company’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees and remedies of any type by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Company, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws (such as Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; Sarbanes-Oxley Act of 2002; and laws prohibiting discrimination based upon race, color, religion, creed, national origin, ancestry, family and/or medical leave, citizenship status, sex, sexual orientation or preference, marital status, age or disability), wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement. This release does not waive any rights or claims that Employee has under this Agreement, including the right to indemnification set forth in paragraph 5 of this Agreement, or that may arise after this release is executed or relate to the enforcement of this Agreement.

(b)           It is the intention of the Employee in executing this Agreement that it shall be effective as a bar against each and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees and remedies of any type described in Section 14(a) above. In furtherance of this intention, the Employee expressly waives any and all rights and benefits conferred upon the Employee by the provisions of Section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor.

15.           No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.

16.           Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Company. The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

17.           Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Company. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of New Jersey. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

18.           Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Services Company, LLC		Mario Ciampi

By:	/S/ STEVEN BALASIANO	/S/ MARIO CIAMPI
	Steven Balasiano	Mario Ciampi (signature)

Dated:	April 14, 2006	Dated:	April 14, 2006